This will certify that the following is a true and correct copy of a resolution passed at a meeting of the Executive Committee of Great-West Life & Annuity Insurance Company duly called and held on June 25, 2009, at which meeting a quorum was present and acting throughout, and that said resolution is still in full force and effect.

Whereas, effective upon the merger of Canada Life Insurance Company of America (“CLICA”) with and into the Company (the “Merger”), the assets in CLICA separate accounts presently designated as Canada Life of America Variable Annuity Account 1, Canada Life of America Variable Annuity Account 2 and Canada Life of America Variable Life Account 1 (collectively, the “CLICA Accounts”), will be transferred into new separate accounts of the Company;

That the Company hereby authorizes the establishment of three separate accounts designated as the Varifund Variable Annuity Account, the Trillium Variable Annuity Account and the Prestige Variable Life Account (each an “Account,” collectively "the Accounts"), subject to such conditions as hereafter set forth, said use, purposes, and conditions to be in full compliance with C.R.S. §10-7-402 and all rules and regulations of the Colorado Division of Insurance, and that following the Merger, the assets in Canada Life of America Variable Annuity Account 1 will be transferred to the Varifund Variable Annuity Account, the assets in Canada Life of America Variable Annuity Account 2 will be transferred to the Trillium Variable Annuity Account and the assets in Canada Life Variable Life Account 1 will be transferred to the Prestige Variable Life Account;

Further, that the Prestige Variable Life Account shall be established for the purpose of allowing the Company to service the CLICA variable universal life contracts and the Varifund Variable Annuity Account and the Trillium Variable Annuity Account shall be established for the purpose of allowing the Company to service the CLICA variable annuity contracts (collectively, “the Contracts") currently being serviced in the CLICA Accounts, and each Account shall constitute a separate account into which will be allocated amounts paid to the Company which are to be applied under the terms of such Contracts;

Further, that the income, gains and losses, realized or unrealized, from assets allocated to each Account shall be credited to or charged against such Account without regard to other income, gains, or losses of the Company to the extent provided in the Contracts;

Further, that the fundamental investment policy of the Accounts shall to be to invest or reinvest the assets of the Accounts in securities issued by investment companies registered under the Investment Company Act of 1940, as amended, as the Company may designate pursuant to the provisions of the Contracts;

Further, that several variable investment divisions have been established within the Accounts to which net payments under the Contracts are and will be allocated in accordance with instructions received from contract owners, and that the appropriate officers of the Company be, and hereby are authorized to increase or decrease the number of investment divisions in the Accounts as deemed necessary or appropriate;

Further, that each such investment division shall invest only in the shares of a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940;

Further, that the appropriate officers of the Company, with such assistance from the Company’s auditor, legal counsel and independent consultants or others as they may require, be, and they hereby are, authorized and directed to take all action necessary to: (a) continue the registration of the Accounts as a unit investment trust under the Investment Company Act of 1940, as amended (b) continue the registration of the Contracts in such amounts, which may be in indefinite amounts, as the appropriate officers of the Company shall from time to time deem appropriate under the Securities Act of 1933; and (c) take all other actions which are necessary in connection with the operation of the Accounts in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal laws, including the filing of any amendments to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal laws as the appropriate officers of the Company shall deem necessary or appropriate;

Further, that the appropriate officers of the Company be, and hereby are, authorized on behalf of the Accounts and on behalf of the Company to take any an all action that they may deem necessary or advisable in order to continue servicing the Contracts, including any registrations, filings and qualifications of the Company, its officers, agents, or employees, and the Contracts under the insurance or securities laws of any of the states of the United States of America or other jurisdictions, and in connection therewith, to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of process and other papers and instruments as may be required under such laws, and to take any an all further action which the appropriate officers or counsel of the Company may deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as said officers or counsel deem them to be in the best interests of the Accounts and the Company;

Further, that the appropriate officers are hereby authorized to cause the Company to continue its procedures for providing voting rights for owners of such Contracts with respect to securities owned by the Accounts;

Further, the appropriate officers of the Company are hereby authorized to execute such agreement or agreements on such terms and subject to such modifications as deemed necessary or appropriate with the current principal underwriter and distributor (or other qualified entity) for the Contracts and with one or more qualified banks (or other qualified entities) to provide administrative and/or custodial services in connection with the establishment and maintenance of the Accounts and the design, issuance and administration of the Contracts;

Further, that the President and Chief Executive Officer or a Senior Vice President each be, and is hereby authorized to change the designation of each Account to such other designation as he or she may deem necessary or appropriate;

Further, that the Company be authorized and directed to obtain any required approvals with respect to the establishment of the Accounts and servicing the Contracts, from the Commissioner of Insurance of Colorado, and any other statutory or regulatory approvals as may be required by law;

Further, that the appropriate officers of the Company be, and are hereby authorized to execute such agreement or agreements as deemed necessary and appropriate for the maintenance of the Accounts or the servicing of the Contracts;

Further, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof;

And further, that the term "appropriate officers" as used herein, shall include all of the appointed officers of the Company, either severally or individually.

Dated at Greenwood	/s/ R.G. Schultz
Village, Colorado,	R.G. Schultz,
this 30th day of	Senior Vice President,
June, 2009	General Counsel and Secretary